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ROVI CORPORATION
(Name of Registrant as Specified in Its Charter)

ENGAGED CAPITAL MASTER FEEDER I, LP
ENGAGED CAPITAL MASTER FEEDER II, LP
ENGAGED CAPITAL I, LP
ENGAGED CAPITAL I OFFSHORE, LTD.
ENGAGED CAPITAL II, LP
ENGAGED CAPITAL II OFFSHORE LTD.
ENGAGED CAPITAL, LLC
ENGAGED CAPITAL HOLDINGS, LLC
GLENN W. WELLING
DAVID LOCKWOOD
RAGHAVENDRA RAU

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Engaged Capital, LLC, together with the other the participants named herein (collectively, “Engaged Capital”), has filed a definitive proxy statement with the Securities and Exchange Commission and an accompanying WHITE proxy card to be used to solicit votes for the election of Engaged Capital’s slate of three highly-qualified director nominees to the Board of Directors of Rovi Corporation, a Delaware corporation (the “Company”), at the Company’s upcoming 2015 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On May 6, 2015, Engaged Capital issued the following press release:

ROVI SHAREHOLDERS – IT’S TIME TO CHANGE THE CHANNEL
VOTE THE WHITE ENGAGED CAPITAL PROXY TO DEFEND SHAREHOLDER VALUE

•	Engaged Capital sets the record straight and offers a better alternative to continued value destruction
•	Rovi Board is reactive, long-tenured, entrenched, misaligned with shareholders, and refuses to take responsibility for failed strategies they put in place
•	Vote the WHITE Proxy Card to elect David Lockwood, Raghavendra Rau, and Glenn Welling and significantly enhance the value of your investment in Rovi

Newport Beach, CA, May 6, 2015 - Engaged Capital, LLC (together with its affiliates, “Engaged Capital” or “we”), an investment firm specializing in small and mid-cap North American equities and beneficial owner of 550,000 shares of the common stock of Rovi Corporation (“Rovi” or the “Company”) (Nasdaq: ROVI), today sent a letter to shareholders in connection with its campaign to elect three highly-qualified directors, David Lockwood, Raghavendra Rau, and Glenn Welling, at the May 13, 2015 Annual Meeting of Rovi.

Rovi shareholders are invited to visit http://www.engagedcapital.com/vcr/home.html to review Engaged Capital’s case for change at Rovi, and to review its full presentation, letters, and proxy material prepared for fellow Rovi shareholders.

The full text of the letter follows:

May 6, 2015

Dear Fellow Rovi Shareholders,

As you know, Engaged Capital, LLC (together with its affiliates, “Engaged Capital” or “we”) is a long-term shareholder of Rovi Corporation (“Rovi” or the “Company”). We are asking for your vote to improve Rovi’s Board of Directors (the “Board”) by replacing three long-tenured incumbent directors, Chairman Andrew Ludwick, James Meyer, and James O’Shaughnessy, with our three director nominees – David Lockwood, Raghavendra Rau, and Glenn Welling – who we believe are superior and better qualified candidates and have a stronger commitment to enhancing value for all Rovi shareholders.

The time has come for shareholders to send a clear and unambiguous message for change. Please vote the enclosed WHITE proxy card today to elect all three of Engaged Capital’s highly qualified nominees.

If you require assistance voting your proxy, please contact our proxy solicitors Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: engaged@morrowco.com

SETTING THE RECORD STRAIGHT

Over the past month, we have demonstrated why change is urgently needed at Rovi. We have presented factual evidence of Rovi’s continued financial and market underperformance. Unfortunately, the Company’s directors remain in denial, insisting that they know best and that the rest of the world has it wrong. The Board would have shareholders believe Engaged Capital is wrong and our call for change is unwarranted, despite the overwhelming proof to the contrary and the fact that all three directors we are seeking to replace received less than 75% support from shareholders at last year’s annual meeting - while running unopposed. The Board would also have shareholders believe that both leading proxy advisory firms, ISS and Glass Lewis, are wrong for recommending shareholders elect our nominees at the Annual Meeting. Finally, the Board would have shareholders believe investors are wrong, despite this Board overseeing dramatic stock underperformance that indicates shareholders have serious concerns about the Board’s current plan.

We find it extraordinary that the incumbent, long-tenured, and misaligned Board, after presiding over a substantial destruction of value, rather than show contrition has chosen to waste shareholder capital to fight shareholders. This Board’s refusal to take responsibility and its continued insistence on maintaining the status quo highlights the urgent need for new perspectives in the boardroom.

With very few facts to support its case, the incumbent Board has attempted to defend its poor track record by distorting reality with “cherry picked” data and making hollow promises of a brighter future. Unable to offer tangible evidence that its plan is working, the Board has resorted to juvenile attacks, lashing out at all dissenters, first Engaged Capital and our nominees, and more recently, turning its venom on both respected proxy advisors, ISS and Glass Lewis. The level of desperation the incumbent directors have displayed in trying to maintain their positions reinforces why it is so urgent and critically important that shareholders should vote to meaningfully improve the Board and elect all three of Engaged Capital’s nominees.

ENGAGED CAPITAL’S HIGHLY-QUALIFIED, INDEPENDENT AND ACCOMPLISHED CANDIDATES

We believe that shareholders should support all three of Engaged Capital’s nominees because they are extremely qualified, accomplished businessmen who bring complementary skills and relevant industry experience to a Board that is sorely lacking in a number of areas. Each is truly independent and would bring a fresh, shareholder-focused perspective into the boardroom.

Mr. Rau would bring deep experience and industry relationships to Rovi’s Board. For approximately three years Mr. Rau served as CEO of SeaChange, a company which operates in the same ecosystem as Rovi. This experience would be extremely valuable in the boardroom as SeaChange services Rovi’s same customer base, has partnered with Rovi to deliver products, and was even rumored to be an acquisition candidate for Rovi in late 2013. Mr. Rau developed multiple new software solutions, which were sold into Rovi’s Service Provider customer base, including large clients such as Comcast and Liberty Global. During his tenure, Mr. Rau also divested unprofitable non-core businesses, materially reduced operating expenses, and won a major IP litigation case. Mr. Rau also has significant experience with IP businesses, having managed a portfolio of thousands of patents while a senior executive at Motorola.

While serving as CEO, SeaChange’s stock price peaked at approximately $15, over an 80% increase from when Mr. Rau accepted the CEO position. Recent underperformance was driven by customer delays outside of the Company’s control, however sell-side analysts agree SeaChange is well positioned due to the products developed under Mr. Rau’s leadership and 80% of analysts maintain “buy” ratings on SeaChange’s stock. In previous roles as a director, Aviat Networks materially outperformed peers during Mr. Rau’s tenure and MicroTune was sold for a sizable premium only four months after Mr. Rau joined the board.

Mr. Lockwood has extensive experience managing IP businesses and successfully selling products into Rovi’s targeted Service Provider customer base. Mr. Lockwood not only has directly relevant industry experience, but also has a long track record of value creation. As CEO of EnergySolutions, Mr. Lockwood restructured the business before taking the company private at a price over 150% higher than when he assumed his role as CEO. As CEO of Liberate Technologies, Mr. Lockwood oversaw the development of new products, signed licensing deals with MSOs, and developed strong relationships with key executives at large Service Providers, including many of Rovi’s clients. During his tenure as CEO, Mr. Lockwood returned over $240 million to shareholders, sold a software business to Comcast and Cox, and shareholders received more than 2x their money in dividends, and share price appreciation. As CEO of Intertust Technologies, Mr. Lockwood restructured the company and signed licensing deals with major electronics customers. During his tenure as CEO, shareholders benefited greatly as Intertrust was sold to a group led by Sony and Phillips for $4.25, approximately 4x the ~$1.00 share price when Mr. Lockwood became CEO.

Rovi’s Board has repeatedly misrepresented Mr. Lockwood’s involvement at Unwired Planet in an attempt to discredit him. Here are the facts: Unwired Planet announced its transaction with Ericsson on January 10, 2013. Mr. Lockwood did not join the board until January 16, 2013, which is after the transaction was already announced. It is completely ridiculous for Rovi’s Board to somehow hold Mr. Lockwood responsible for a transaction that occurred before he even joined the company. However the factual errors are not surprising given that Rovi’s Board obtained its criticism of Unwired Planet from a small online blog with 41 twitter followers, hardly a credible source. Notably, after joining the Board and with the Ericsson transaction already in place, Mr. Lockwood helped to secure a $100 million licensing deal with Lenovo, which was the largest IP licensing deal in the company’s history. This was a critical event, as Unwired Planet had essentially no revenue at that time. Regardless, when Mr. Lockwood joined the board, Unwired Planet’s stock price was $1.80 and when he announced his resignation from the board shares were $1.70, only a meager ~6% decline. Whatever board level decisions may have negatively impacted the company subsequent to Mr. Lockwood’s resignation are irrelevant. We find it reprehensible that Rovi’s Board has knowingly attempted to discredit Mr. Lockwood based on a transaction that occurred BEFORE he joined the board and price performance that occurred AFTER his announced resignation.

Rovi has also attacked Mr. Welling and Engaged Capital’s track record. Since inception, Engaged Capital has delivered an ~14% annualized return for investors, including an over 94% average IRR and over 32% average ROI on exited “core” positions. Consistent with our strategy, we work constructively with our portfolio companies to create value for shareholders. The results speak for themselves. In almost all situations, we have been able to successfully work together with management teams and boards to deliver shareholder value without needing to go on the board ourselves. It is important to note that Engaged Capital only sought to add shareholder representatives to the Rovi Board after it became clear that the long-tenured incumbent Board was intransigent and lacked the skills, experience, sophistication, and track record required to reverse the Company’s value destructive course.

It is absurd for Rovi to claim our record on public boards is “clear and troubling” based on the short term results at TriMas and Jamba. This is just another example of Rovi “cherry picking” data in an attempt to fool shareholders. We placed an independent director on the board of TriMas less than three months ago and agreed to join the board of Jamba four months ago. With such a limited timeframe it is impossible to properly evaluate these engagements. However, we would make two important points regarding our involvement at both TriMas and Jamba. First, as evidence of the relationships we seek to build with our portfolio companies, investors should note that the independent director we added to the board of TriMas was the CFO of one of our former portfolio companies. His addition to the board was negotiated privately and in a very constructive manner. Second, we were invited to join the Board at Jamba and since our public involvement began at Jamba with our July 23, 2014 13D filing, the stock price has increased over 30% largely due to changes in strategy advocated by Engaged Capital. Two points should be clear: one, that Engaged Capital has an excellent track record of creating value constructively for shareholders and two, that the Board is only fabricating lies to deflect attention away from their own pitiful track record.

We urge you to vote the enclosed WHITE proxy card today to elect all three of Engaged Capital’s highly qualified nominees — David Lockwood, Raghavendra Rau, and Glenn Welling — who will seek to drive improvements at Rovi for the benefit of all shareholders. Collectively, our nominees are highly complementary and will bring exceptional skills and experience to the Rovi Board, including:

•	Experience in the online video and Over-the-Top (OTT) industries;

•	Close relationships with key C-level personnel at large Tier 1 and Tier 2 Service Providers;

•	Experience operating software companies;

•	Successful track records in building next generation software products accepted by the largest Service Providers;

•	Significant experience with Intellectual Property Management;

•	Track records of growing revenue and driving cost efficiencies;

•	Significant experience developing strategies that increase shareholder value, including with respect to capital allocation policies; and

•	Significant expertise in improving governance structures including developing executive compensation plans that align pay with performance.

THE TRACK RECORD THAT MATTERS

Shareholders must not lose sight of what really matters – the track record of Rovi’s incumbent directors while at Rovi. The Board can resort to defensive claims about the changes they have adopted and promise eventual success in the future, but in the end, share price performance is the ultimate reality check and the best indicator of investors’ lack of trust in current leadership. The indisputable fact is that under the current Board, Rovi shareholders have suffered greatly. In our view, it is inexcusable for the Board to continue to ignore this simple truth and to repeatedly insult the intelligence of investors by offering a flagrantly “cherry picked” response. It is finally time for this Board to be held accountable.

	1 mo.	3 mo.	6 mo.	9 mo.	12 mo.
ROVI Total Return	(1%)	(25%)	(15%)	(21%)	(24%)

ROVI Relative Return vs:

Russell 2000	2%	(26%)	(19%)	(30%)	(32%)
S&P 400	(1%)	(28%)	(23%)	(34%)	(37%)
S&P 400 Technology Sector	(2%)	(31%)	(28%)	(37%)	(44%)
S&P 400 Software Sector	(4%)	(32%)	(30%)	(46%)	(53%)
Proxy Peers	(1%)	(30%)	(21%)	(38%)	(43%)

	2 Yr	3 Yr	New CEO Announced	4 Yr	5 Yr
ROVI Total Return	(24%)	(35%)	(28%)	(64%)	(53%)

ROVI Relative Return vs:

Russell 2000	(51%)	(88%)	(98%)	(110%)	(127%)
S&P 400	(58%)	(100%)	(117%)	(127%)	(157%)
S&P 400 Technology Sector	(62%)	(86%)	(103%)	(105%)	(142%)
S&P 400 Software Sector	(65%)	(92%)	(115%)	(130%)	(173%)
Proxy Peers	(66%)	(79%)	(81%)	(83%)	(130%)

RECENT CHANGES ARE REACTIVE HALF-MEASURES BY A DESPERATE BOARD

Recent changes implemented by the Board have been reactive rather than proactive. Rovi’s newest director, Steven Lucas, was added to the Board less than two months before the Annual Meeting and in the midst of a contested election. The Board’s recent changes to director compensation came less than two weeks prior to the Annual Meeting and only after Engaged Capital publicly attacked the egregious compensation the Board has been paying itself. Even changes to Rovi’s executive compensation program were only made after three years of declining support for “say-on-pay” and a failed “say-on-pay” vote last year. Clearly, these are last minute, reactive half-measures by an entrenched Board desperately trying to weather a proxy contest rather than proactive corporate governance improvements by a board genuinely aligned with shareholders.

THE TIME FOR CHANGE AT ROVI IS NOW

We are confident there is significant value to be realized at Rovi. However, we are concerned that the current Board has proven either unwilling or unable to take the appropriate actions to address the Company’s perennial underperformance.  The simple truth is that under the oversight of the current Board, the Company has suffered both poor financial and stock price performance. Rovi shareholders have suffered a nearly 50% decline in share price over the past five years and the current Board has approved the investment of over $1.3 billion of shareholders’ capital since 2011, which, to date, has generated zero revenue growth. It is time to reconstitute this Board to ensure the necessary steps are taken to maximize shareholder value.

In its most recent letter to shareholders, the incumbent directors made a desperate plea for more time, begging shareholders “Why now? Why not wait for another year?” Our answer is simple: given the past failings under the incumbent Board, we do not believe shareholders can expect this Board to deliver improved results next year or even the year after. Andrew Ludwick, a networking executive who has been retired since the 1990’s, has served as your Company’s Chairman since 2008. James Meyer, the CEO of a radio company, has served on the Board for 18 years. These directors have had ample time and opportunity to prove themselves and they have failed shareholders miserably time and time again.

Further, we believe the Company’s current investment strategy necessitates immediate Board reconstitution. At current spending levels, by 2017 Rovi will have invested over $600 million into its product growth strategy. By the Board’s own admission, the Company does not anticipate this investment to lead to material product revenue growth until 2017. However, shareholders should be wary when considering the Board’s latest promises for future growth, as these same incumbent directors have approved hundreds of millions of dollars of investment in products that were promoted as growth drivers but later turned out to be disappointing failures. As noted by ISS and Glass Lewis, the Board continues to shirk responsibility, acting as if the prior management team were the sole party responsible for all past failures. This is despite the fact that well after the Company’s “transformation” began, significant capital was deployed into failed growth products and product development issues persisted. Recent issues such as the need to replace Rovi’s internal connected guide operations and the ~50% write-down of the contingent consideration from the Veveo acquisition further reinforce the fact that shareholders should take little comfort in a strategic review conducted by the incumbent Board. We believe new directors with relevant industry expertise and fresh perspectives are necessary to assess this spend and protect shareholders’ capital. Shareholders cannot afford the risk of waiting to find out in two years that the Board’s latest efforts resulted in yet another strategic strikeout. Change is needed at Rovi.

BOTH ISS AND GLASS LEWIS RECOMMEND THAT ROVI SHAREHOLDERS VOTE FOR CHANGE ON ENGAGED CAPITAL’S WHITE PROXY

The leading proxy advisory firms have both recommended that Rovi shareholders vote on Engaged Capital’s WHITE proxy card. We urge you to support our campaign to improve Rovi and vote the enclosed WHITE proxy card today to elect all three of Engaged Capital’s highly qualified director candidates who will bring a fresh, shareholder-focused perspective to the Board and will seek to drive improvements at Rovi for the benefit of all shareholders.  Messrs. Lockwood, Rau, and Welling possess complementary skillsets and we are confident together they will prove extremely valuable in the boardroom.

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND ENHANCE THE VALUE OF YOUR ROVI INVESTMENT

The election of directors will take place at Rovi’s Annual Meeting of shareholders on May 13. This meeting will provide an important opportunity for you to vote for new, independent directors and a better future for Rovi.

Remember, the Board should not decide on our directors, they must be elected by shareholders. This year you have a real choice, and can vote for new directors nominated by Engaged Capital who are independent and aligned with your interests. Vote the enclosed WHITE proxy card to protect your investment.

PLEASE SIGN, DATE, AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

 We look forward to your support at the 2015 Annual Meeting.

Thank you for your support,

/s/ Glenn W. Welling

Glenn W. Welling
Engaged Capital, LLC

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: engaged@morrowco.com

About Engaged Capital:

Engaged Capital, LLC (“Engaged Capital”) was established in 2012 by a group of professionals with significant experience in activist investing in North America and was seeded by Grosvenor Capital Management, L.P., one of the oldest and largest global alternative investment managers. Engaged Capital is a limited liability company owned by its principals and formed to create long-term shareholder value by bringing an owner’s perspective to the managements and boards of undervalued public companies. Engaged Capital manages both a long-only and long/short North American equity fund. Engaged Capital’s efforts and resources are dedicated to a single investment style, “Constructive Activism” with a focus on delivering superior, long-term, risk-adjusted returns for investors. Engaged Capital is based in Newport Beach, California.

SOURCE: Engaged Capital, LLC

Shareholder Contact: Morrow & Co., LLC Tom Ball, 203-658-9400 tomball@morrowco.com	John Ferguson, 203-658-9400 jferguson@morrowco.com
Media Contact: Bayfield Strategy, Inc. Riyaz Lalani, 416-907-9365 rlalani@bayfieldstrategy.com